Contacts:	Jeanne Glass	Dan Kaferle
	Investor Relations	Public Relations
	(631) 342-2131	(631) 342-2111
	jeanne.glass@ca.com	daniel.kaferle@ca.com

CA ANNOUNCES MANAGEMENT CHANGES

ISLANDIA, N.Y., APRIL 21, 2004 - Computer Associates International, Inc. (CA) today announced steps it is taking as the Audit Committee of its Board of Directors completes its review of CA's historical accounting practices.  These and previously announced actions are designed to meet the needs of shareholders while underscoring CA's commitment to corporate accountability.

The Company is reviewing these findings and actions today with officials of the U.S. Department of Justice and the U.S. Securities and Exchange Commission.

The Company announced the following actions:

Lewis Ranieri, who has served as the Board's lead independent director since 2002, has been elected Chairman of its Board of Directors.
Sanjay Kumar has stepped down as Chairman and CEO, and has been named Chief Software Architect, a new position. In addition, Kumar has resigned from the Board.
The Board will launch a search for a new CEO immediately and is expected to name an interim CEO shortly.

"We believe the decisions we have made today are fair and responsive to the situation and in the best interests of CA's customers, shareholders and employees," said Ranieri.  "The Audit Committee's and the entire Board's exhaustive review of these matters resulted in the removal of a number of individuals from the Company.  The changes in Sanjay's role are not based on the conclusion that he engaged in any wrongdoing.  Nonetheless, the conduct in question occurred during his tenure, and the Board felt this action was appropriate.

"We are pleased that Sanjay has agreed to assume the role of chief software architect, enabling CA's stakeholders to continue to benefit from his extraordinary knowledge, expertise and experience.  He is highly regarded in the industry and has made remarkable contributions to CA's business."

Ranieri is the founder and prime originator of Hyperion Partners L.P. and Hyperion Partners II L.P. (Hyperion) and Chairman or director of various Hyperion entities.

As previously announced, the Audit Committee found that CA prematurely recognized revenue in fiscal 2000 on the basis of software license agreements that were signed in a later quarter.  The Audit Committee continues to believe that the Company's New Business Model and financial reporting in fiscal years 2002 and thereafter are unaffected by the accounting practices that were in place prior to the Company's adoption of the New Business Model in October 2000.

CA reiterated previous statements that although the Company is unable to predict the scope or outcome of the continuing government investigation, it is possible that it could result in the institution of administrative, civil injunctive or criminal proceedings, including charges against the Company and other officers of the Company, the imposition of fines and penalties, suspensions or debarments from government contracts, and/or other remedies and sanctions.

About CA

Computer Associates International, Inc. (NYSE:CA), the world's largest management software company, delivers software and services across infrastructure, security, storage and life cycle management to optimize the performance, reliability and efficiency of enterprise IT environments.  Founded in 1976, CA is headquartered in Islandia, N.Y., and operates in more than 100 countries.  For more information, please visit http://ca.com.

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© 2004 Computer Associates International, Inc. One Computer Associates Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.